Exhibit 99.1

Tidelands Royalty Trust “B”

News Release

TIDELANDS ROYALTY TRUST “B”

ANNOUNCES QUARTERLY CASH DISTRIBUTION

DALLAS, Texas, March 20, 2015 – Southwest Bank, as Trustee of the Tidelands Royalty Trust “B” (OTC BB: TIRTZ) (“Tidelands”) today declared a quarterly cash distribution to the holders of its units of beneficial interest of $0.125046 per unit, payable on April 14, 2015, to unitholders of record on March 31, 2015. Tidelands’ cash distribution history, current and prior year financial reports and tax information, a link to filings made with the Securities and Exchange Commission, and more can be found on its website at http://www.tirtz-tidelands.com/.

The distribution this quarter increased to $0.125046 per unit from $0.121826 per unit last quarter. Royalties received this quarter increased as compared to the last quarter due to additional revenue being included from the previous quarter, which reflects an increase in oil production that was offset by a decrease in the production of natural gas and a decrease in the prices of both natural gas and oil. The additional revenue is included in this quarter’s distribution because Tidelands received royalties from certain working interest owners for the previous quarter after the distribution amount for the previous quarter was declared.

Tidelands’ distributions to unitholders are determined by royalties received up to the date the distribution amount is declared. In general, Tidelands receives royalties two months after oil production and three months after natural gas production.

A copy of Tideland’s 2014 tax information is posted on Tideland’s website.

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Contact:	Ron Hooper
Senior Vice President
Southwest Bank
Toll Free (855) 588-7839